EXHIBIT 10.7

             Agreement Between TeleVideo Systems, Inc. and TLK, Inc.
             -------------------------------------------------------
                Re: Lin Zhang, Quin Yuan & Henan Province Project
                -------------------------------------------------

TeleVideo Systems, Inc. ("TeleVideo") will get:

* 20% ownership of TLK, Inc. ("TLK") in terms of common shares, on a fully diluted basis, with the existing shareholders (Kong, Torrey, Larson and Frogner) owning 80%. All five (5) shareholders, including TeleVideo, will have the same kind of shares of stock and enjoy the same rights in terms of equity distributions and all other potential benefits resulting from being a shareholder in TLK.

*  One seat on the Board of Directors of TLK.


Anti-Dilution:

* John Torrey of TLK has provided a 6 months budget consistent with a $150,000 investment from TeleVideo. In the event TLK is unable to complete the anticipated deals within that budget, TeleVideo shall have no direct or implied responsibility of providing additional funds. Furthermore, if such additional funds have to be obtained from other sources with the result of diluting the ownership of the TLK shareholders, TeleVideo shall maintain a 20% ownership in TLK.


TLK, Inc. will get:

* $150,000 in two payments: $100,000 as soon as practicable, but no later than November 15, 1996 and the remaining $50,000 at the time a Joint Venture Agreement re: Henan Project is signed.


Other Understandings:

* TeleVideo recognizes that TLK has prior debts that need to be paid at a time when the company receives more than $300,000 in income. Said debts are $30,000 to John Torrey and $86,081 to OSC, Inc. No part of these debts shall be paid from the $150,000 provided by TeleVideo.

* TLK may have to incur some expenses associated with attorney's fees for review of various agreements. These expenses have to be paid from the $150,000 investment by saving in some other areas. It is the responsibility of John Torrey, as the President of TLK, to make recommendations regarding such tradeoffs.

* It is hereby agreed and understood that TLK shall pay the aforementioned investors of TLK within two (2) weeks of receipt of the funds.


For TeleVideo Systems, Inc.                           For TLK, Inc.

/s/ K. Philip Hwang                                   /s/ Bjorn Frogner
--------------------------                            -----------------
Dr. K. Philip Hwang                                   Dr. Bjorn Frogner

Date:  November 15, 1996




                                       12